NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND YEAR ENDED DECEMBER 31, 2012 RESULTS

HIGHLIGHTS

•
As of December 31, 2012, sales of 118 of the 159 condominium units at the W Austin Hotel & Residences project had closed for $126.7 million (an average of $1.1 million per unit), including nine units for $10.5 million (an average of $1.2 million per unit) in fourth-quarter 2012 and 40 units for $37.7 million (an average of $0.9 million per unit) for the year 2012, compared with nine units for $12.4 million (an average of $1.4 million per unit) in fourth-quarter 2011 and 78 units for $89.0 million (an average of $1.1 million per unit) for the year 2011. As of March 15, 2013, Stratus sold nine units in 2013 for $11.0 million and seven of the remaining units were under contract.

•
Lot sales totaled eight lots for $2.5 million in fourth-quarter 2012 and 24 lots for $8.0 million during 2012, compared with five lots for $0.7 million in fourth-quarter 2011 and 23 lots for $2.7 million during 2011. As of March 15, 2013, Stratus sold six lots in 2013 for $1.9 million and had 14 lots under contract. In addition, Stratus sold a 16 acre tract at Lantana for $2.1 million in March 2013.

•	Revenue per available room at the W Austin Hotel was $267 during fourth-quarter 2012 and $232 during the year 2012, compared with $194 during fourth-quarter 2011 and $184 during the year 2011.

•	ACL Live hosted 54 events during fourth-quarter 2012 and 193 events during the year 2012, compared with 40 events during fourth-quarter 2011 and 151 events during the year 2011.

•
Construction of the final two buildings at the Parkside Village project is expected to be completed in late 2013 and as of December 31, 2012, occupancy of the completed 77,641 square feet was 89 percent. Of the two remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 4,500-square-foot building.

•
Total Stratus debt was $137.0 million at December 31, 2012, compared with $158.5 million at December 31, 2011. Effective December 31, 2012, Stratus amended its Comerica credit facility, such that the existing $45.0 million facility was replaced with a $48.0 million credit facility, comprised of a $35.0 million revolving line of credit, $8.4 million of which was available at December 31, 2012, a $3.0 million tranche for letters of credit, with no amounts outstanding ($2.9 million of letters of credit committed), and a $10.0 million construction loan, with no amounts outstanding.

•
Stratus has an open market share purchase program for up to 0.7 million shares of its common stock. As of December 31, 2012, a total of 113,645 shares remained available under this program. From January 1, 2013, through March 15, 2013, Stratus purchased 36,884 shares of common stock for $0.4 million or $10.06 per share.

AUSTIN, TX, March 28, 2013 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $0.1 million, $0.01 per share, for fourth-quarter 2012, compared with a net loss of $4.3 million, $0.57 per share, for fourth-quarter 2011. For the year 2012, Stratus reported a net loss attributable to common stock of $1.6 million, $0.20 per share, compared with a net loss of $10.4 million, $1.39 per share, for the year 2011. Results for the year 2012 include a gain of $4.3 million associated with the sale of eight undeveloped tracts at Lantana and a gain of $5.1 million related to the sale of the two office buildings at 7500 Rialto Boulevard.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The Austin real estate market is robust and we are optimistic about the future of our real estate assets. Sales of our Barton Creek lots have been strong, and we sold several commercial tract in 2012 and 2013. The W Austin Hotel & Residences project continues to perform very well, with approximately 80 percent of our condominium units sold to date and hotel operations continuing to reflect strong occupancy and room rates. Austin City Limits Live continues to build on its reputation as a premier choice for music industry events. The project's retail space is expected to be fully leased in early 2013 and the office space is expected to be fully leased this year. Our Parkside Village project has also been well received by the community, with construction expected to be completed in late 2013. We are pleased that we successfully restructured our credit facilities, reducing interest rates and extending maturities, in a manner that fits our current activities and gives us additional financial flexibility.”

SUMMARY FINANCIAL RESULTS

			Years Ended
	Fourth-Quarter		December 31,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Amounts)
Revenues	$28,997	$28,566	$115,737	$137,036
Operating income (loss)	2,093	(3,548)	2,781	1,681
Income (loss) from continuing operations	95	(6,420)	(9,118)	(5,424)
(Loss) income from discontinued operations[a]	—	(57)	4,805	191
Net income (loss)	95	(6,477)	(4,313)	(5,233)
Net loss attributable to Stratus common stock	(54)	(4,279)	(1,586)	(10,388)

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.01)	$(0.56)	$(0.80)	$(1.41)
Discontinued operations[a]	—	(0.01)	0.60	0.02
Diluted net loss per share attributable to Stratus common stock	$(0.01)	$(0.57)	$(0.20)	$(1.39)

Diluted weighted average shares of common stock outstanding	8,095	7,501	7,966	7,482
a. Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard, which Stratus sold in February 2012.

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences in downtown Austin, Texas through a joint venture with Canyon-Johnson Urban Fund II, L.P., at a cost of approximately $300 million. Delivery of condominium units commenced in January 2011 and continues. As of March 15, 2013, sales of 127 of the 159 condominium units had closed for $137.7 million and seven of the remaining 32 condominium units were under contract.

The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc. Revenue per available room at the W Austin Hotel was $267 during fourth-quarter 2012 and $232 during the year 2012, compared with $194 during fourth-quarter 2011 and $184 during the year 2011.

The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, hosted 193 events during 2012, compared with 151 events during 2011. As of March 15, 2013, ACL Live has events booked through November 2013.

The project has 39,328 square feet of leasable office space, of which 17,500 square feet opened in March 2011, including 9,000 square feet for Stratus' corporate office. The project also has 18,362 square feet of leasable retail space, of which 14,500 square feet opened in August 2011. As of December 31, 2012, occupancy was 64 percent for the office space and 82 percent for the retail space. Leasing activities for the remaining office and retail space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture, secured a $13.7 million construction loan to finance the development of Parkside Village, a 89,641-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 7,500-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the final two buildings is expected to be completed in late 2013 and as of December 31, 2012, occupancy of the completed 77,641 square feet was 89 percent. Of the two remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 4,500-square-foot building.

Lantana. Lantana is a partially developed, mixed-use real-estate development project. In August 2012, Stratus completed the sale of eight of the remaining eleven undeveloped commercial tracts of land for $15.8 million. The tracts of land sold, which totaled approximately 154 acres, have entitlements for approximately 1,131,200 square feet of office space. As of December 31, 2012, Stratus had remaining entitlements for approximately 555,000 square feet of office and retail use on 72 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus' existing entitlements. During March 2013, Stratus sold an additional 16 acre tract for $2.1 million, which had entitlements for approximately 70,000 square feet of office space.

Loan Modifications. Effective December 31, 2012, Stratus amended its Comerica credit facility, such that the existing $45.0 million facility was replaced with a $48.0 million credit facility, comprised of a $35.0 million revolving line of credit, $8.4 million of which was available at December 31, 2012, a $3.0 million tranche for letters of credit, with no amounts outstanding ($2.9 million of letters of credit committed), and a $10.0 million construction loan, with no amounts outstanding. The interest rate applicable to amounts borrowed under the credit facility is an annual rate of LIBOR plus 4.0 percent, with a minimum interest rate of 6.0 percent. The credit facility will mature on November 30, 2014.

Discontinued Operations. On February 27, 2012, Stratus sold its two office buildings at 7500 Rialto Boulevard (7500 Rialto) to Lincoln Properties and Greenfield Partners (Lincoln Properties) for $27.0 million. Lincoln Properties paid $6.7 million in cash ($5.7 million net to Stratus after closing and other costs) and assumed Stratus' outstanding nonrecourse debt (the Lantana Promissory Note) of $20.3 million secured by the property. Stratus is providing a limited guaranty of debt service and other obligations on the Lantana Promissory Note up to $5.0 million, which will be reduced to $2.5 million on May 1, 2016, until January 1, 2018 (the maturity date for the Lantana Promissory Note). Stratus does not currently expect that it will be required to perform under the guaranty. Stratus recognized $5.1 million of its $10.1 million gain on the sale in first-quarter 2012 and expects the balance to be recorded as its obligations under the limited guaranty are relieved. As required by applicable accounting rules, Stratus' financial statements reflect the results of operations of 7500 Rialto separately as discontinued operations.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	Fourth-Quarter
	2012			2011
	Lots/Units	Revenues	Average Cost	Lots/Units	Revenues	Average Cost
W Austin Hotel & Residences
Condominium Units	9	$10,470	$1,000	9	$12,405	$1,716	[a]

Barton Creek
Calera:
Calera Drive	1	215	137	—	—	—
Verano Drive	7	2,281	190	2	400	98

Circle C
Meridian	—	—	—	19	2,049	107
Total Residential	17	$12,966		30	$14,854

	Year
	2012			2011
	Lots/Units	Revenues	Average Cost	Lots/Units	Revenues	Average Cost
W Austin Hotel & Residences
Condominium Units	40	$37,709	$843	78	$89,009	$952

Barton Creek
Calera:
Calera Drive	2	455	139	—	—	—
Calera Court Courtyard Homes	—	—	—	1	490	501
Verano Drive	17	5,479	183	2	400	98
Amarra:
Phase I Lots	2	745	313	1	550	198
Phase II Lots	2	953	201	—	—	—
Mirador	1	375	228	—	—	—

Circle C
Meridian	—	—	—	21	2,341	108
Total Residential	64	$45,716		103	$92,790
a. Includes a fourth-quarter 2011 margin reduction charge totaling $5.8 million, to reflect the revised estimates of projected aggregate profit margin on the condominium units at the W Austin Hotel & Residences project. Excluding the margin reduction charge, fourth-quarter 2011 average costs for the condominium units were $1.1 million.

The decrease in developed property sales revenues in 2012 primarily resulted from fewer sales of condominium units at the W Austin Hotel & Residences project because the sales for 2011 included presales from prior years that closed and were delivered as the units were completed during 2011. In addition, the inventory of condominium units has declined because of sales, leaving a remaining inventory of 32 units at March 15, 2013, from the original inventory of 159 units. The decrease in condominium unit sales in 2012 was partly offset by an increase in lot sales at Barton Creek.

As discussed above, during 2012 Stratus sold eight undeveloped commercial tracts of land at Lantana for $15.8 million in cash. During fourth-quarter 2011, Stratus sold a 12-acre tract of undeveloped land at Barton Creek for $2.2 million and in third-quarter 2011 Stratus sold a 28-acre tract of undeveloped land at Circle C for $2.0 million.

Revenue from the hotel segment totaled $10.2 million for fourth-quarter 2012 and $35.4 million for the year 2012, compared with $7.8 million for fourth-quarter 2011 and $28.1 million for the year 2011. Hotel revenues reflect revenues for the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in 2012, compared with 2011, primarily reflects higher average occupancy and room rates.

Revenue from the entertainment venue segment totaled $4.5 million for fourth-quarter 2012 and $13.8 million for the year 2012, compared with $2.8 million for fourth-quarter 2011 and $9.0 million for the year 2011. Entertainment venue revenues include revenues for ACL Live, which opened in February 2011 and primarily include ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. Entertainment venue revenues increased in 2012, compared with 2011, primarily reflecting an increased number of events hosted, sponsorship, personal seat license and suite revenue, and ancillary revenue per attendee.

Rental revenue from the commercial leasing segment, excluding the results of 7500 Rialto which Stratus sold in 2012, totaled $1.2 million for fourth-quarter 2012 and $4.4 million for the year 2012, compared with $0.7 million for fourth-quarter 2011 and $2.3 million for the year 2011. The increase in rental revenue in 2012, compared with 2011, primarily reflects increased occupancy at W Austin Hotel and Residences and Parkside Village, both of which opened during 2011.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses certain of its expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales and commercial leasing activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by Stratus, the availability of financing, increases in foreclosures and interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for Stratus' developments or their failure to satisfy their purchase commitments, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in Stratus' Annual Report on Form 10-K for the year ended December 31, 2012.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in its business plans, its actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2012		2011	2012		2011
Revenues:
Real estate	$13,067		$17,253	$62,114		$97,651
Hotel	10,211		7,808	35,402		28,100
Entertainment venue	4,541		2,757	13,799		9,010
Rental	1,178		748	4,422		2,275
Total revenues	28,997		28,566	115,737		137,036
Cost of sales:
Real estate, net	10,847		19,573	56,125		86,095
Hotel	7,074		6,164	26,883		24,546
Entertainment venue	4,494		2,356	12,086		8,982
Rental	589		447	2,165		1,506
Depreciation	2,238		2,091	9,165		7,573
Total cost of sales	25,242		30,631	106,424		128,702
General and administrative expenses	1,662		1,483	6,532		6,653
Total costs and expenses	26,904		32,114	112,956		135,355
Operating income (loss)	2,093		(3,548)	2,781		1,681
Interest expense, net	(2,396)		(2,626)	(11,839)		(6,667)
Other income, net	554		13	605		550
Income (loss) from continuing operations before income taxes and equity in unconsolidated affiliate's loss	251		(6,161)	(8,453)		(4,436)
Equity in unconsolidated affiliate's loss	(43)		(97)	(29)		(337)
Provision for income taxes	(113)		(162)	(636)		(651)
Income (loss) from continuing operations	95		(6,420)	(9,118)		(5,424)
(Loss) income from discontinued operations[a]	—		(57)	4,805		191
Net income (loss) and total comprehensive income (loss)	95		(6,477)	(4,313)		(5,233)
Net (loss) income attributable to noncontrolling interests in subsidiaries[b]	(149)		2,198	2,727		(5,155)
Net loss and total comprehensive loss attributable to Stratus common stock	$(54)		$(4,279)	$(1,586)		$(10,388)

Basic and diluted net income (loss) per share of common stock:
Continuing operations	$(0.01)		$(0.56)	$(0.80)		$(1.41)
Discontinued operations[a]	—		(0.01)	0.60		0.02
Basic and diluted net loss per share attributable to Stratus common stock	$(0.01)		$(0.57)	$(0.20)		$(1.39)

Weighted average shares of common stock outstanding:
Basic and diluted	8,095	[c]	7,501	7,966	[c]	7,482

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard, which Stratus sold in February 2012.

b.	Primarily relates to the operations of W Austin Hotel & Residences project.

c.	On March 15, 2012, Stratus sold 625,000 shares of common stock in a private placement.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2012		2011
ASSETS
Cash and cash equivalents	$12,784	[a]	$7,695
Restricted cash	17,657		6,810
Real estate held for sale	60,244		74,003
Real estate under development	31,596		54,956
Land available for development	49,569		60,936
Real estate held for investment, net	189,331		185,221
Investment in unconsolidated affiliate	3,402		3,246
Other assets	14,545		11,809
Discontinued operations[b]	—		16,929
Total assets	$379,128		$421,605

LIABILITIES AND EQUITY
Accounts payable	$13,845		$8,760
Accrued liabilities	8,605		10,217
Deposits	2,073		1,848
Debt	137,035		158,451
Other liabilities and deferred gain	8,675		3,064
Discontinued operations[b]	—		21,583
Total liabilities	170,233		203,923

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Preferred stock	—		—
Common stock	90		84
Capital in excess of par value of common stock	203,298		198,175
Accumulated deficit	(63,309)		(61,723)
Common stock held in treasury	(18,392)		(18,347)
Total Stratus stockholders' equity	121,687		118,189
Noncontrolling interests in subsidiaries[c]	87,208		99,493
Total equity	208,895		217,682
Total liabilities and equity	$379,128		$421,605

a.	Includes $4.0 million available to Stratus, $1.3 million available to the Parkside Village project and $7.5 million available to the W Austin Hotel & Residences project.

b.	Relates to 7500 Rialto, which Stratus sold in February 2012.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2012	2011
Cash flow from operating activities:
Net loss	$(4,313)	$(5,233)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	9,165	8,426
Cost of real estate sold	44,810	70,623
Gain on sale of 7500 Rialto	(5,146)	—
Deferred income taxes	(142)	19
Stock-based compensation	269	422
Equity in unconsolidated affiliate's loss	29	337
Deposits	239	(6,529)
Development of real estate properties	(8,591)	(58,590)
(Increase) decrease in other assets	(12,420)	2,326
(Decrease) increase in accounts payable, accrued liabilities and other	(2,608)	24,101
Net cash provided by operating activities	21,292	35,902

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(4,731)	(6,303)
Entertainment venue	(200)	(4,985)
Hotel	(64)	(6,370)
Proceeds from sale of 7500 Rialto	5,697	—
Investment in unconsolidated affiliate	(185)	(500)
Net cash provided by (used in) investing activities	517	(18,158)

Cash flow from financing activities:
Borrowings from credit facility	24,655	22,561
Payments on credit facility	(36,391)	(9,023)
Borrowings from project and term loans	10,816	31,128
Payments on project and term loans	(20,638)	(75,417)
Noncontrolling interests contributions	341	10,088
Common stock issuance	4,817	—
Net payments for stock-based awards	(2)	(88)
Purchases of Stratus common stock	—	(307)
Financing costs	(708)	(331)
Net cash used in financing activities	(17,110)	(21,389)
Net increase (decrease) in cash and cash equivalents	4,699	(3,645)
Cash and cash equivalents at beginning of year	8,085	11,730
Cash and cash equivalents at end of year	$12,784	$8,085

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment Venue and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment Venue segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the new home of Austin City Limits, a television program showcasing popular music legends. The entertainment venue segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. In February 2012, Stratus sold the two office buildings at 7500 Rialto Boulevard (7500 Rialto). Accordingly, the operating results for 7500 Rialto are not included in the tables below (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment Venue	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended December 31, 2012:
Revenues:
Unaffiliated customers	$13,067	$10,211	$4,541	$1,178	$—	$28,997
Intersegment	15	96	19	81	(211)	—
Cost of sales, excluding depreciation	10,902	7,074	4,531	610	(113)	23,004
Depreciation	74	1,477	307	422	(42)	2,238
General and administrative expenses	1,279	108	47	314	(86)	1,662
Operating income (loss)	$827	$1,648	$(325)	$(87)	$30	$2,093
Capital expenditures	$145	$61	$30	$1,318	$—	$1,554

Three Months Ended December 31, 2011:
Revenues:
Unaffiliated customers	$17,253	$7,808	$2,757	$748	$—	$28,566
Intersegment	—	56	17	128	(201)	—
Cost of sales, excluding depreciation	19,612	6,169	2,380	447	(68)	28,540
Depreciation	68	1,489	299	270	(35)	2,091
General and administrative expenses	1,320	46	15	224	(122)	1,483
Operating (loss) income	$(3,747)	$160	$80	$(65)	$24	$(3,548)
Income from discontinued operations	$—	$—	$—	$(57)	$—	$(57)
Capital expenditures	$21,543	$1,031	$320	$698	$—	$23,592

IV

BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Hotel	Entertainment Venue	Commercial Leasing	Eliminations and Other[b]	Total
Year Ended December 31, 2012:
Revenues:
Unaffiliated customers	$62,114	$35,402	$13,799	$4,422	$—	$115,737
Intersegment	51	242	65	463	(821)	—
Cost of sales, excluding depreciation	56,245	26,883	12,205	2,231	(305)	97,259
Depreciation	289	6,222	1,268	1,531	(145)	9,165
General and administrative expenses	5,246	335	130	1,313	(492)	6,532
Operating income (loss)	$385	$2,204	$261	$(190)	$121	$2,781
Income from discontinued operations	$—	$—	$—	$4,805	$—	$4,805
Capital expenditures	$8,591	$64	$200	$4,731	$—	$13,586
Total assets at December 31, 2012	$175,250	$119,052	$43,572	$48,516	$(7,262)	$379,128

Year Ended December 31, 2011:
Revenues:
Unaffiliated customers	$97,651	$28,100	$9,010	$2,275		$—	$137,036
Intersegment	—	272	60	402		(734)	—
Cost of sales, excluding depreciation	86,245	24,552	9,118	1,506		(292)	121,129
Depreciation	248	5,565	1,058	824		(122)	7,573
General and administrative expenses	5,900	46	15	1,095		(403)	6,653
Operating income (loss)	$5,258	$(1,791)	$(1,121)	$(748)		$83	$1,681
Income from discontinued operations	$—	$—	$—	$191		$—	$191
Capital expenditures	$58,590	$6,370	$4,985	$6,303		$—	$76,248
Total assets at December 31, 2011	$209,956	$123,718	$42,080	$52,647	[c]	$(6,796)	$421,605

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

c.	Includes assets from discontinued operations of 7500 Rialto, which Stratus sold on February 27, 2012, totaling $16.9 million.

V